Accountants and Business Advisors

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON
MANAGEMENT'S ASSERTION ON COMPLIANCE WITH CERTAIN OF THE
MINIMUM SERVICING STANDARDS SET FORTH IN THE UNIFORM SINGLE
ATTESTATION PROGRAM FOR MORTGAGE BANKERS

Board of Directors
Accredited Home Lenders Holding Company

We have examined management's assertion about Accredited Home Lenders Holding Company and its subsidiaries' ("the Company") compliance with certain of the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2005, included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with certain of the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Accredited Home Lenders Holding Company and its subsidiaries complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005, is fairly stated, in all material aspects.

       /s/ Grant Thornton LLP

Irvine, California
March 10, 2006

18400 Von Karman Avenue
Suite 700
Irvine, CA 92612-0513
T 949.553.1600
F 949.553.0168
www.grantthornton.com

Grant Thornton LLP
US member of Grant Thornton International